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EXHIBIT 16.1
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                        (BDO SEIDMAN, LLP LETTERHEAD)

11/16/01

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen and ladies:

This is to inform you that the client-auditor relationship between PGI Incorporated (Commission File Number 1-6471), and BDO Seidman, LLP has ceased.



Very truly yours,

/s/ BDO Seidman, L.L.P.
BDO Seidman, L.L.P.